World Headquarters 14901 S. Orange Blossom Trail Orlando, FL 32837 Mailing Address: Post Office Box 2353 Orlando, FL 32802-2353

CONTACT:            Nicole Decker       (407) 826-4560

Tupperware Brands Comments on Venezuela

ORLANDO, Fla., January 12, 2010 — Tupperware Brands Corporation (NYSE: TUP) - On Friday, January 8, 2010, the Venezuelan government announced its intention to devalue its currency (bolivar) and move to a two tier exchange structure. Although no official rules have yet been issued, the official exchange rate is expected to move from 2.15 to 2.60 for essential goods and 4.30 for non-essential goods and services. Tupperware's products are expected to fall into the non-essential classification. This change will not have any impact on the 2009 results of the Company.

Effective with the beginning of its 2010 fiscal year, Tupperware will account for Venezuela as hyperinflationary and will use the exchange rate at which it expects to be able to remit dividends to translate its earnings and month end balance sheets. This is currently the “parallel” exchange rate that has last been quoted at 6.48 bolivars to the U.S. dollar. This rate is 67 percent worse than the 2.15 official exchange rate used by the Company to translate its 2009 earnings. In 2009, the Company recorded $8.4 million of pretax costs to convert, at the available parallel exchange rate, bolivars generated by its Venezuelan business. This cost will not recur in 2010, but conversion of the unit’s earnings at the current parallel exchange rate would have an offsetting negative pretax translation impact on the comparison with 2009 of approximately $8 million. As these factors are roughly offsetting, they do not negatively impact the 2010 earnings guidance range provided by the Company in October 2009, which included a cost to convert bolivars at the parallel exchange rate.

As of the end of 2009, the Company had approximately $5 million of net monetary assets in Venezuela, which are of a nature that will generate income or expense for the change in value associated with exchange rate fluctuations versus the U.S. dollar.

In 2009, the Company had $60.1 million of sales in Venezuela, stated at the 2.15 bolivars to U.S. dollars official exchange rate that existed throughout the year, and produced pretax profit in Venezuela of $12.4 million at that rate, before the $8.4 million cost of converting bolivars to U.S. dollars described above.

Chairman and CEO, Rick Goings, commented, “We have a terrific business in Venezuela with a great management team and sales force in place. Due to the external environment we operate in, we’ve also been carefully managing our value chain given the reality of what it costs to pay for things from outside the country, and this has allowed us to achieve a good return on sales in Venezuela. At the same time, we’ve proactively looked in 2009 to make our cash available even when we’ve needed to do that at the parallel exchange rate, which has also allowed us to anticipate the current situation and avoid disruption in our earnings comparisons.”
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The Company will report its fourth quarter and full year 2009 results on February 1, 2010 and will conduct an analyst call on February 2, 2010.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.4 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

The Company’s stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “expects” or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals for use in food containers of materials such as polycarbonate, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934. The Company does not intend to update forward-looking information other than through its quarterly earnings releases unless it expects diluted earnings per share for the current quarter, excluding adjustment items, to be significantly below its previous guidance.

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